Exhibit (a)(1)(iii)

FPA FUNDS TRUST

AMENDMENT NO. 3 TO THE

AGREEMENT AND DECLARATION OF TRUST

Effective October 24, 2023

Pursuant to Section 7.3 of the Agreement and Declaration of Trust of FPA Funds Trust (the “Trust”) (the “Declaration of Trust”), a Delaware statutory trust, the undersigned officer of the Trust amends the Declaration of Trust to replace the provision under Section 3.6 as follows:

“Section 3.6 Action by Trustee. Except as otherwise provided by the 1940 Act or other applicable law, this Declaration of Trust or the By-Laws, any action to be taken by the Trustees on behalf of or with respect to the Trust or any Sub-Trust or class thereof may be taken by a majority of the Trustees present at a meeting of Trustees (a quorum, consisting of at least a majority of the Trustees then in office, being present), within or without Delaware, including any meeting held by means of a conference telephone or other communications equipment by means of which all person participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting, or by written consents, signed or evidenced by electronic transmission by a majority of the Trustees then in office (or such larger or different number as may be required by the 1940 Acts or other applicable law).”

IN WITNESS WHEREOF, the undersigned officer has caused this Amendment to the Declaration of Trust to be executed this 24th day of October, 2023.

By:	/s/ Diane J. Drake
Name:	Diane J. Drake
Title:	Secretary